                                                          EXHIBIT 10.1
AMENDMENT TO AGREEMENT

This Amendment (the “Amendment”) to the Agreement (the “Agreement”), dated September 21, 2007, by and between Broadpoint Gleacher Securities Group, Inc. (formerly, First Albany Companies, Inc.) ( “Company”) and Lee Fensterstock (“Executive”), is made and entered into as of the 21st day of August, 2009 (the “Amendment Effective Date”), by and between Company and Executive.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

1. The Agreement is hereby amended by adding the following new Section 3(e):

(e)           Amendment Effective Date RSUs.  On the Amendment Effective Date, Company shall grant Executive 832,147 RSUs (the “Amendment Effective Date RSUs”).  The Amendment Effective Date RSUs shall be subject to the terms of the Incentive Compensation Plan and Executive’s Restricted Stock Units Agreement (attached hereto as Exhibit A).

2. The Agreement is hereby amended by adding the following new Section 3(f):

(f)           2009 Bonus.

(i)           Notwithstanding anything to the contrary contained in Section 3(b) of this Agreement, subject to the satisfaction of the 2009 annual performance goal established by unanimous written consent on March 30, 2009 (the “Consent”), in the event Company’s “Pre-Tax Return on Equity” (as defined below) for Company’s 2009 fiscal year is at least 8% (as determined by Company and approved by the compensation committee of the Board), Executive will be entitled to receive an annual bonus (the “2009 Bonus”) equal to the percentage (rounded up or down to the nearest third decimal place) of Company’s “Pre-Tax Income” (as defined below) for the 2009 fiscal year for each percentage (rounded up or down to the nearest third decimal place) by which Company’s 2009 Pre-Tax Return on Equity exceeds 8%, with the aggregate amount of the 2009 Bonus capped at 12% of 2009 Pre-Tax Income; provided that, notwithstanding anything contained herein to the contrary, in no event shall Executive receive a 2009 Bonus that is greater than the maximum amount set forth in the Consent or the applicable Annual Incentive Award Limit set forth in Section 5.2 of the Incentive Compensation Plan (the “Applicable Limits”).  For purposes of clarity, (A) if Company’s Pre-Tax Return on Equity for Company’s 2009 fiscal year is less than 8%, Executive shall not be entitled to any 2009 Bonus; (B) if Company’s Pre-Tax Return on Equity for Company’s 2009 fiscal year equals or exceeds 20%, Executive shall be entitled to a 2009 Bonus equal to 12% of Company’s Pre-Tax Income; and (iii) if Company’s Pre-Tax Return on Equity for Company’s 2009 fiscal year equals at least 8%, but is less than 20%, Executive shall be entitled to a 2009 Bonus equal to the percentage of Company’s Pre-Tax Income as determined in accordance with the immediately preceding sentence.  Without regard to the foregoing, the compensation committee of the Board shall have the right to adjust the dollar amount finally determined pursuant to the foregoing formula up or down by as much as 20%, with any upward adjustment to be subject to the Applicable Limits.  Any 2009 Bonus will be payable in equal amounts of cash and RSUs (“Bonus RSUs”), provided that, subject to the applicable annual share limit in the Incentive Compensation Plan, once cash payments in respect of the 2009 Bonus reach $3.5 million (including Executive’s Base Salary for such year), the balance of the 2009 Bonus will be paid solely in Bonus RSUs.  The number of Bonus RSUs will be determined by dividing the total dollar amount of the non-cash portion of the 2009 Bonus by the average of the closing sales prices of a share of Company common stock in composite trading of NASDAQ Global Markets-Listed securities for the thirty (30) consecutive trading days prior to the date of grant.

(ii)  Vesting and Settlement Schedule of Bonus RSUs.  Notwithstanding anything to the contrary contained in the Agreement, except as otherwise provided in this Section 3(f)(ii) with respect to an “Expiration Termination” (as defined below), the Bonus RSUs shall have the same vesting and settlement schedules as the Amendment Effective Date RSUs, provided that, for the avoidance of doubt, the Bonus RSUs shall vest and be settled in relation to their applicable date of grant.  In the event that Executive’s employment with Company terminates as  provided in Section 5(a) of this Agreement, the Bonus RSUs shall vest and be settled as provided for, and subject to the same conditions set forth, in Section 5(a)(iii) of the Agreement; provided that, (i) in the event of such termination occurring during the two-year period following a “Change of Control” (as defined below) that also constitutes a “change in control event” within the meaning of Section 409A (a “409A COC”), any Bonus RSUs not vested as of Executive’s date of termination will immediately vest in full and, together with all previously vested and unsettled Bonus RSUs, will be settled in full upon Executive’s date of termination subject to the six-month delay under Section 409A to the extent Executive is a “specified employee” for purposes of Section 409A as of the date of termination (as determined in accordance with the methodology established by Company as in effect on the date of termination) and (ii) in the event of an Expiration Termination occurring during the two-year period following a Change of Control that is not a 409A COC, any unvested Bonus RSUs will immediately vest in full as of the date of termination and no longer be subject to a service requirement, but will not be settled until the 409A Settlement Date.

(iii) Definitions.  The following terms shall have the following meanings for purposes of this Section 3(f):

(A) “Pre-Tax Return on Equity” means: Company’s Pre-Tax Income as reported on a consolidated basis in Company’s audited financial statements for the applicable fiscal year divided by Company’s average equity as reported on a consolidated basis in Company’s audited financial statements for the applicable fiscal year; and

(B) “Pre-Tax Income” means: Company’s Pre-Tax Income as reported on a consolidated basis in Company’s audited financial statements for the applicable fiscal year, increased by an amount equal to the sum of 2009 Annual Bonus payments made to Executive, Company’s Chief Operating Officer, Company’s Chief Financial Officer and Company’s General Counsel.

3. Section 5(d)(i)(C) of the Agreement is hereby amended by deleting the words “Chairman and” contained therein.

4. Section 5(d)(i)(F) of the Agreement is hereby amended and restated in its entirety as follows:

(F)           A Change of Control occurs and Executive does not continue thereafter as the most senior executive officer of the ultimate parent entity of Company and its affiliated entities.

5. The Agreement is hereby amended by adding the following new Section 5(d)(iv):

(iv) For purposes of this Agreement, “Change of Control” means:

(1)  Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from Company, (ii) any acquisition by Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that complies with Sections 5(d)(iv)(3)(A), 5(d)(iv)(3)(B) and 5(d)(iv)(3)(C);

(2)  Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(3)  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Company, or the acquisition of assets or securities of another entity by Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns Company or all or substantially all of Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4)  Approval by the shareholders of Company of a complete liquidation or dissolution of Company.

6. Except as expressly amended by this Amendment, all terms and conditions of the Agreement remain in full force and effect and are unmodified hereby.

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IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand, Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                    EXECUTIVE

                   /s/ Lee Fensterstock
                   Lee Fensterstock

                   BROADPOINT GLEACHER SECURITIES GROUP, INC.

                    /s/ Peter McNierney
                   Peter McNierney, President